AMENDMENT NO. 2

               TAKECARE SAVINGS AND RETIREMENT PLAN
                        AND TRUST AGREEMENT


          WHEREAS, FHP International Corporation (the "Company") maintains the TakeCare Savings and Retirement Plan and Trust
Agreement (the "Plan"); and

          WHEREAS, the Plan is the result of a merger between the Plan and the Comprecare Tax Deferred Savings Plan, and this Amendment is intended to satisfy the requirements of the Tax Reform Act of 1986 both for the merged Plan and for the two component plans prior to the merger; and

          WHEREAS, the Company desires to amend the Plan in order to comply with the Tax Reform Act of 1986 and subsequent legislation in order to submit the Plan to the Internal Revenue
Service to obtain a current determination letter concerning the tax qualified status of the Plan and to make certain other changes to the Plan and certain clarifications of the Plan document.

          NOW, THEREFORE, the Company hereby adopts this Amendment 1994-1 to the Plan, effective as of June 17, 1994, except as otherwise noted below, as follows:

         1. Section 1.3 of the Plan is amended to read as follows:

        "1.3  Board.  The Board of Directors of FHP International
Corporation."

         2. Section 1.6 of the Plan is amended to read as follows:

        "1.6 Committee. The Administrative Committee appointed by the Board pursuant to Section 11."

         3. Subsection 1.7(b) of the Plan is amended to read as follows:

         "Notwithstanding the foregoing, the maximum amount of a Participant's Compensation which shall be taken into account under the Plan for any Plan Year ("Maximum Compensation Limitation") shall be (a) $200,000 for Plan Years beginning on or after January 1, 1989, and (b) $150,000 for Plan Years beginning on or after January 1, 1994, such limitation adjusted at the same time and in the same manner as under Sections 401(a)(17) and 415(d) of the Code. For any Plan Year of fewer than twelve months, the Maximum Compensation Limitation shall be reduced to the amount obtained by multiplying such limitation by a fraction having a numerator equal to the number of months in the Plan Year and a denominator equal to twelve."

          4. Subsection 2.1(c) of the Plan is hereby amended to read as follows, effective July 1, 1992:

          "(c) If an employee of the Employer customarily performs less than twenty Hours of Service per week, such employee shall become eligible to participate in the Plan on the January 1 or July 1 coinciding with or next following his completion of 1,000 Hours of Service with the Employer, provided that he or she is at least eighteen (18) years of age, and he or she is not included in a unit of employees covered by a collective bargaining agreement between employee representatives and the Employer if retirement benefits were the subject of good faith bargaining between the employee representatives and the Employer."

          5. Section 4.1(a) of the Plan is amended by adding a new sentence at the end thereof to read as follows:

          "Notwithstanding the preceding sentence, effective as of January 1, 1993, a Participant may, in accordance with procedures prescribed by the Committee, have any portion of an "eligible rollover distribution" (as defined in Section 402(f)(2)(A) of the Code) paid directly to the Trust from another trust qualified under Section 401(a) of the Code. Notwithstanding the foregoing, the amount transferred to the Trust must be in the form of cash."

          6. Section 4.2(a)(1) of the Plan is hereby amended to read as follows:

          "(a)(1) Effective January 1, 1993 and notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section 4.2, if a Distributee will receive an Eligible Rollover Distribution of at least $200, the Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. Notwithstanding the preceding sentence, a Distributee may not elect to have an Eligible Rollover Distribution of less than $500 paid directly to an Eligible Retirement Plan unless the Distributee elects to have his or her entire Eligible Rollover Distribution paid directly to the Eligible Retirement Plan."

          7. Section 6.2(c) of the Plan is amended by adding the following sentence at the end thereof to read as follows:

          "A Participant shall become 100% vested if, while employed by the Employer, he attains his Normal Retirement Date."

          8. Subsection 8.5(a) of the Plan is amended to read as follows:

          "(a) Each Participant shall determine the distribution of his or her interest in the Plan by selecting (subject to the terms of this Section) one or more of the following methods of distribution:

                (1) the balance of a Participant's Accounts in the Plan, or any part thereof, may be distributed to the Participant in a lump sum in cash;

                (2) the balance of a Participant's Accounts in the Plan, or any part thereof, may be retained as an interest in the Trust Fund payable in installments in cash over a period of years, determined by the Participant under this Section 8; or

                (3) any combination of the foregoing methods which may be changed by the Participant at any time.

          The Committee shall direct the Trustee to distribute assets of the Trust Fund in accordance with the method of distribution selected."

          9. Subsection 8.5(f) of the Plan is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything else contained herein, if a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice described in the preceding sentences is given, provided that: (i) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (ii) the Participant, after receiving the notice, affirmatively elects a distribution."

          10. Subsection 8.5(h) of the Plan is amended to read as follows:

          "(h) If the distribution of a Participant's interest in the Plan is paid as a qualifying rollover distribution under Code Section 402(a)(5)(E) (or, effective as of January 1, 1993, an eligible rollover distribution under Code Section 402(c)(4)), then the Committee shall provide a written "Rollover Notice" to the Participant that complies with Code Section 402(f)."

          11. Section 9.4 of the Plan is amended by adding new subsections (g), (h) and (i) at the end thereof to read as follows:

          "(g) The Committee shall provide to each Participant or his or her Beneficiary the information described in Section
2550.404c-1(b)(2)(i)(B)(1) of the Department of Labor
Regulations. Upon request by a Participant or his or her Beneficiary, the Committee shall provide the information described in Section 2550.404c-1(b)(2)(i)(B)(2) of the Department of Labor Regulations.

          (h) With respect to Employer Stock held in a Participant's Accounts, the Committee shall take such actions and establish such procedures as it deems necessary to ensure the confidentiality of information relating to the purchase, sale, and holding of such Employer Stock, and the exercise of voting, tender and similar rights with respect to stock by a Participant or his or her Beneficiary. Notwithstanding the foregoing, such information may be disclosed to the extent necessary to comply with applicable state and federal laws. In the event of a tender or exchange offer with respect to the Employer, or in the event of a contested election with respect to the Board, the Employer shall, at its own expense, appoint an independent fiduciary to carry out the Committee's administrative functions with respect to such stock. Such independent fiduciary shall not be an "affiliate" of the Employer as such term is defined in
Section 2550.404c-1(e)(3) of the Department of Labor Regulations.

          (i) The Committee may take such other actions or implement such other procedures as it deems necessary or desirable in order that the Plan comply with Section 404(c) of ERISA."

          12.  Section 9 of the Plan is amended by adding a new
Section 9.6 at the end thereof to read as follows:

         "9.6  Employer Stock.

          (a) This Section 9.6 describes the provisions of the Plan relating to the FHP Stock Fund and is effective as of June
17, 1994. To the extent that this Section 9.6 conflicts with any other provision of the Plan, this Section shall govern.

          (b) In addition to the Plan's other investment funds, the Plan offers the FHP Stock Fund. Participants may designate the portion of their accounts to be invested in the FHP Stock Fund in accordance with Section 9.4 of the Plan as well as in accordance with such other rules and procedures as may be established by the Committee from time to time. Up to 100% of the Trust assets may be invested in Employer Stock.

          (c) Amounts invested in the FHP Stock Fund shall be invested primarily in Employer Stock. Each Participant's accounts shall be credited with a dollar value equivalent to the value of the number of whole and fractional shares of Employer Stock as can be purchased with the amount of such accounts that the Participant has designated should be invested in the FHP Stock Fund. Any residual amount of cash which cannot be invested in Employer Stock shall remain in the FHP Stock Fund to be invested in Employer Stock when a sufficient amount of cash has been accumulated to purchase such Employer Stock. Cash dividends, stock dividends and stock splits, if any, received by the Trustee on the Employer Stock shall be credited to each Participant's accounts invested in the FHP Stock Fund to the extent of the Participant's proportional interest in the FHP Stock Fund.

          (d) If a Participant is entitled to receive a distribution of his benefits under the Plan in accordance with
Section 8, the value of any amount of the Participant's accounts in the FHP Stock Fund shall be distributed in cash in accordance with the Participant's election made pursuant to Section 8.5. No Participant shall be entitled to a distribution in the form of Employer Stock. In determining the amount distributable to a Participant, the value of any amount in the FHP Stock Fund shall be determined as of the Valuation Date coinciding with or next following the date the Participant files a request for distribution from the Plan.

          (e) In the event that a Participant's accounts are invested in the FHP Stock Fund, the Participant is entitled to direct the voting of a number of shares of Employer Stock which have an equivalent dollar value to the Participant's accounts invested in the FHP Stock Fund. Any shares of Employer Stock with respect to which Participants do not direct the voting shall be voted by the Trustee proportionally in the same manner as those shares for which the Participants direct voting, unless the Trustee is required by law to vote the shares by exercising the Trustee's discretion. The Committee shall establish appropriate procedures whereby Participants will be furnished a copy of the proxy materials given to shareholders of the Company and may direct voting on such Employer Stock.

          (f) For purposes of this Section 9.6, "Employer Stock" shall mean the common stock of FHP International Corporation. In addition, "FHP Stock Fund" shall mean a pool of assets maintained by the Trustee, invested primarily in Employer Stock."

          13. Subsection 11.5(a) of the Plan is amended to read as follows:

            "(a) The Committee shall have the powers and duties specified in this Trust Agreement, and without limiting the foregoing, shall have full power and authority to construe and interpret this Trust Agreement and to determine all questions that shall arise hereunder, including questions submitted by the Trustee on all matters necessary for them properly to discharge their duties and powers."

           14. Subsections 11.7(c) and (d) of the Plan are amended to read as follows:

            "(c) The claimant and/or his or her representative may appeal the denied claim and may:

            (1) Request a review upon written application to the Committee;

            (2)  Review pertinent documents; and

            (3) Submit issues and comments in writing to the Committee; provided that such appeal is made within 60 days of the date the claimant receives notification of the denied claim.

            (d) Upon receipt of a request for review, the Committee shall within a reasonable time period but no later than 60 days after receiving the request, provide written notification of its decision to the claimant stating the specific reasons and referencing specified plan provisions on which its decision is based, unless special circumstances require an extension of time for processing the review. If such an extension is required, the Committee shall notify the claimant of such special circumstances and of the date, no later than 120 days after the original date the review was requested, on which the Committee will notify the claimant of its decision."

          15. The language of the first sentence of Section 13.1 prior to the colon appearing in that sentence is amended to read as follows:

          "13.1 Amendment. The Board or, if authorized by the Board, the Committee, has the right to amend this Trust Agreement by resolution at any time and, from time to time, to any extent that it deems advisable; provided, however, that no amendment:"

          IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment 1994-1 to the TakeCare Savings and Retirement Plan and Trust Agreement on this
20th day of September, 1994.


                               FHP INTERNATIONAL CORPORATION


                             By:  /s/ Robert F. Murphy
                                  -----------------------------
                             Its: Vice President and Associate
                                  General Counsel
                                  ----------------------------